Exhibit 99.1
News Release
Weatherford Closes Acquisition of Precision Drilling Corporation’s Energy Services Division
and International Contract Drilling Division
HOUSTON, August 31, 2005 /PRNewswire-FirstCall/ — Weatherford International Ltd. (NYSE: WFT) today announced that the company has completed its acquisition of Precision Drilling Corporation’s Energy Services Division and International Contract Drilling Division for approximately US$945 million in cash, based on current exchange rates and 26 million Weatherford common shares.
Precision’s Energy Services division is a global provider of cased hole and open hole wireline services, drilling and evaluation services and production services. This acquisition will strengthen Weatherford’s cased hole wireline and underbalanced product lines and will significantly expand the company’s open hole wireline and directional capabilities.
Precision’s International Contract Drilling division is an international land rig contractor. The acquisition includes 48 land rigs primarily working in the Middle East and North Africa and an extensive fleet of specialized rig transport equipment. The rigs will allow the company to augment its strong presence in the Middle East by enabling it to further meet customers’ needs.
Weatherford International Ltd. (www.weatherford.com) is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs more than 24,500 people worldwide.
For further information please contact:
Lisa W. Rodriguez                    (713) 693-4746
Chief Financial Officer
Andrew P. Becnel                    (713) 693-4136
Vice President — Finance